Financial Data

SBC COMMUNCIATIONS INC.
CONSOLIDATED BALANCE SHEETS
Dollars in millions except per share amounts
Unaudited	3/31/03	12/31/02
Assets
Current Assets
Cash and cash equivalents	$4,832	$3,567
Accounts receivable - net of allowances for uncollectibles of $1,192 and $1,427	6,337	8,540
Prepaid expenses	809	687
Deferred income taxes	1,490	704
Other current assets	1,069	591
Total current assets	14,537	14,089
Property, plant and equipment - at cost	131,990	131,755
Less: accumulated depreciation and amortization	78,591	83,265
Property, Plant and Equipment - Net	53,399	48,490
Goodwill - Net	1,643	1,643
Investments in Equity Affiliates	10,949	10,470
Notes Receivable From Cingular Wireless	5,922	5,922
Other Assets	14,348	14,443
Total Assets	$100,798	$95,057

Liabilities and Shareowners' Equity
Current Liabilities
Debt maturing within one year	$1,805	$3,505
Accounts payable and accrued liabilities	9,013	9,413
Accrued taxes	1,542	870
Dividends payable	1,103	895
Total current liabilities	13,463	14,683
Long-Term Debt	18,469	18,536
Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	13,465	10,726
Postemployment benefit obligation	13,923	14,094
Unamortized investment tax credits	235	244
Other noncurrent liabilities	3,604	3,575
Total deferred credits and other noncurrent liabilities	31,227	28,639

Shareowners' Equity
Common shares issued ($1 par value)	3,433	3,433
Capital in excess of par value	12,991	12,999
Retained earnings	27,702	23,802
Treasury shares (at cost)	(4,389)	(4,584)
Additional minimum pension liability adjustment	(1,473)	(1,473)
Accumulated other comprehensive loss	(625)	(978)
Total shareowners' equity	37,639	33,199
Total Liabilities and Shareowners' Equity	$100,798	$95,057